UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):   March 3, 2015

PROS Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-141884	76-0168604
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Main Street, Suite 900
Houston, TX, 77002		(713) 335-5151
(Address of principal executive offices)		(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2015, Charles H. Murphy, Executive Vice President and Chief Financial Officer of PROS Holdings, Inc. (the “Company”), retired from his executive positions with the Company. In connection with his previously stated retirement and our announced on January 8, 2015, Mr. Murphy has agreed to remain an employee of the Company until March 31, 2016.

On March 3, 2015, Stefan B. Schulz joined the Company as Executive Vice President and Chief Financial Officer, and the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Schulz. Pursuant to the Employment Agreement, Mr. Schulz is entitled to an annual base salary of $350,000 and is eligible for an annual bonus of $280,000 upon achievement of targets specified by the Company’s Board of Directors. Mr. Schulz' base salary and annual bonus opportunity are each subject to periodic review by the Company’s Compensation Committee. In the event Mr. Schulz' employment with the Company is terminated by him for good reason, or by the Company without cause Company, as such terms are defined in the Employment Agreement, and he executes a release in favor of the Company, he will be entitled to (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, as set forth in the bonus plan in effect as if employed by the Company for twelve months, (iv) health benefits for the following twelve months, and (v) to the extent that the aggregate amount paid pursuant to items (i) through (iv) is not at least $1,000,000, the acceleration of vesting of certain equity awards to bring the total separation pay package to $1,000,000. Alternatively, if Mr. Schulz' employment is terminated by the Company without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company and he executes a release in favor of the Company, he will receive (i) his full base salary each month for the following 18 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment in equal monthly installments, of an aggregate bonus equal to 100% of performance targets, including discretionary components, as set forth in the bonus plan in effect as if employed by the Company for eighteen months, (iv) health benefits for the following eighteen months, and (v) the full acceleration of vesting of unvested equity awards as of the date of termination. In addition, in the event that the surviving or acquiring entity (or its parent entity) elects to assume, continue or substitute for any then-outstanding equity award or option under the Company's 2007 Equity Incentive Plan (2007 Plan) and Mr. Schulz' employment is terminated by the Company without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company, his unvested equity awards shall vest in full. If the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Schulz is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

Number	Description

10.1	Employment Agreement by and between PROS, Inc., PROS Holdings, Inc. and Stefan B. Schulz, dated as of March 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: March 5, 2015	/s/ Damian Olthoff
Damian Olthoff General Counsel and Secretary

EXHIBIT INDEX

Number	Description

10.1	Employment Agreement by and between PROS, Inc., PROS Holdings, Inc. and Stefan B. Schulz, dated as of March 3, 2015.